UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2019

ASCENT CAPITAL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34176	26-2735737
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 DTC Parkway, Suite 1000

Greenwood Village, Colorado 80111

(Address of principal executive offices, including zip code)

(303) 628-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series A Common Stock, par value $.01 per share	ASCMA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.     Entry into a Material Definitive Agreement.

As previously disclosed, on June 30, 2019, Monitronics International, Inc. (“Monitronics”), a wholly owned subsidiary of Ascent Capital Group, Inc. (“Ascent”), along with certain of Monitronics’ domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (collectively, the “Petitions” and, the cases commenced thereby, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

In connection with the Chapter 11 Cases, on July 2, 2019, the Debtors received approval from the Bankruptcy Court to enter into the DIP Facility (as defined below).

DIP Facility

In connection with the Chapter 11 Cases, on July 3, 2019, the Debtors entered into a secured superpriority and priming debtor-in-possession revolving credit facility (the “DIP Facility”) with the lenders party thereto, KKR Credit Markets LLC, as lead arranger and bookrunner, KKR Credit Advisors (US) LLC, as structuring advisor, Encina Private Credit SPV, LLC, as administrative agent, swingline lender and L/C issuer (the “DIP Administrative Agent”), and certain other financial parties thereto.

The DIP Facility is in an amount of up to $245 million, subject to availability under the Debtors’ borrowing base thereunder, including a letter of credit subfacility in the amount of $10 million and a swingline loan commitment of $10 million. Interest on the DIP Facility will accrue at a rate per year equal to the LIBOR rate (with a floor of 1.50%) plus 5.00% or base rate (with a floor of 4.50%) plus 4.00%.

The Company is required to pay fees in relation to the DIP Facility, including the following:

• Unused Commitment Fee: 0.75% per annum on the daily unused amount of the revolving credit portion of the DIP Facility;

• L/C Commitment Fronting Fee: 0.25% per annum on the average daily amount of the letter of credit exposure of the DIP Facility; and

• Agent Fees: separately agreed upon between Monitronics and the DIP Administrative Agent;

The DIP Facility will mature on the earlier of: (i) 45 days after the date of entry of the interim DIP order, if the final DIP order has not been entered by the Bankruptcy Court on or prior to such date; (ii) 12 months after June 30, 2019; (iii) the effective date with respect to any Chapter 11 plan of reorganization; (iv) the filing of a motion by the Debtors seeking the dismissal of any of the Chapter 11 Cases, the dismissal of any Chapter 11 Case, the filing of a motion by the Debtors seeking to convert any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code; (v) the date of a sale of all or substantially all of the Debtors’ assets consummated under section 363 of the Bankruptcy Code; (vi) acceleration of the debtor in possession financing following an occurrence of an event of default under the DIP Facility; or (vii) the appointment of a Chapter 11 trustee.

Proceeds of the DIP Facility can be used by the Debtors to (i) pay certain costs, fees and expenses related to the Chapter 11 Cases, (ii) pay in full the claims of the revolving lenders under Monitronics’ Credit Agreement, dated March 23, 2012 (as amended and restated or otherwise amended, the “Pre-Petition Credit Facility”), (iii) cash collateralize certain letters of credit previously issued under the Pre-Petition Credit Facility, and other letters of credit as approved by the majority lenders under the DIP Facility from time to time, (iv) to fund certain carve-out expenses and (v) fund working capital and general corporate purposes of the Debtors, in all cases, subject to the terms of the DIP Facility and applicable orders of the Bankruptcy Court.

The obligations and liabilities of Monitronics under the DIP Facility are secured by a valid, binding, continuing, enforceable, fully-perfected first priority, senior priming lien on, and security interest in, substantially all assets and property of the estate of the Debtors, and the equity in Monitronics owned by Ascent,  and are guaranteed by each of Monitronics’ existing and future subsidiaries, subject to certain exceptions.

The DIP Facility contains mandatory prepayments (a) if the amount of loans outstanding under the DIP Facility exceeds the lesser of the DIP Facility and the borrowing base thereunder and (b) with the proceeds of certain (i) asset sales, (ii) casualty events (subject, in each case, to certain reinvestment rights) and (iii) issuances of indebtedness not permitted by the DIP Facility.

The DIP Facility contains customary representations and warranties and affirmative and negative covenants for agreements of this type, including, among others covenants regarding minimum liquidity, relating to financial reporting, compliance with laws, payment of taxes, preservation of existence, books and records, maintenance of properties and insurance, limitations on liens, restrictions on mergers and restrictions on sales of all or substantially all of the Debtors’ assets, and limitations on changes in the nature of the Debtors’ businesses.

The foregoing description of the DIP Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the DIP Facility, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Amendment No. 8 to Pre-Petition Credit Agreement

In connection with the Chapter 11 Cases, on July 3, 2019, Monitronics entered into an Amendment No. 8 to Credit Agreement and Consent to Agency Resignation and Appointment Agreement (“Amendment No. 8”), among Monitronics, the other Debtors, Cortland Capital Market Services LLC (“Cortland”), as successor administrative agent, and the lenders party thereto. Pursuant to Amendment No. 8, Monitronics, the other Debtors and the required lenders under the Pre-Petition Credit Agreement approved the resignation of Bank of America, N.A. as administrative agent, and the appointment of Cortland as the successor administrative agent, under the Pre-Petition Credit Agreement. Amendment No. 8 also made certain other amendments to the Pre-Petition Credit Agreement to accommodate the appointment of Cortland as the successor administrative agent.

The foregoing description of Amendment No. 8 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 8, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DIP Facility, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.     Other Information.

On June 29, 2019, Monitronics executed Amendment No. 1 to its bylaws (as amended, the “Bylaws” and such amendment, the “Amendment”). The purpose of the Amendment was to permit shares of Monitronics to be issuable as either certificated or uncertificated and to make conforming changes regarding the issuance, transfer and registration of shares by Monitronics or its transfer agent.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Amendment No. 1 to the Bylaws of Monitronics International, Inc., dated as of June 29, 2019.

10.1

Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of July 3, 2019, among Monitronics International, Inc., as the Borrower, the Guarantors party thereto, Encina Private Credit SPV, LLC, as Administrative Agent, Swingline Lender and L/C Issuer, the Lenders party thereto, KKR Capital Markets LLC, as Lead Arranger and Bookrunner and KKR Credit Advisors (US) LLC, as Structuring Advisor.

10.2

Amendment No. 8 to Credit Agreement and Consent to Agency Resignation and Appointment Agreement, dated as of July, 3, 2019, among Monitronics International, Inc., as Borrower, the Guarantors party thereto, Cortland Capital Market Services LLC, in its capacity as successor agent and the Lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ascent Capital Group, Inc.

Date: July 5, 2019
	By:	/s/ William E. Niles
William E. Niles Chief Executive Officer, General Counsel and Secretary